UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 15, 2018

Date of Report (Date of earliest event reported)

STAFFING 360 SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37575	68-0680859

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

641 Lexington Avenue

27th Floor

New York, NY 10022

(Address of principal executive offices)

(646) 507-5710

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Debt Exchange Agreement

On November 15, 2018 (the “Closing Date”), Staffing 360 Solutions, Inc. (the “Company”), entered into a Debt Exchange Agreement (the “Exchange Agreement”) with Jackson Investment Group, LLC (“Jackson”), pursuant to which, among other things, Jackson agreed to exchange $13,000,000 (the “Exchange Amount”) of indebtedness of the Company held by Jackson in exchange for 13,000 shares of a newly created class of preferred stock designated as the Series E Convertible Preferred Stock, par value $0.00001 per share, of the Company (the “Series E Preferred Stock”).

The foregoing description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which is attached hereto as Exhibit 1.1 and incorporated herein by reference.

The Series E Preferred Stock ranks senior to the Company’s common stock and any other series or classes of preferred stock now or after issued or outstanding with respect to dividend rights and rights on liquidation, winding up and dissolution.  Each share of Series E Preferred Stock is initially convertible into 561 shares of common stock of the Company at any time after October 31, 2020 or the occurrence of a Preferred Default (as defined in the Certificate of Designation for the Series E Preferred Stock).  A holder of Series E Preferred Stock is not required to pay any additional consideration in exchange for conversion of such Series E Preferred Stock into the Company’s common stock.  Series E Preferred Stock is redeemable by the Company at any time at a price per share equal to the stated value ($1,000 per share) plus all accrued and unpaid dividends thereon.

The Series E Preferred Stock carries quarterly dividend rights of (a) cash dividends accruing (i) at an annual rate per share equal to 12% from the date of issuance and (ii) 17% after the occurrence of a Preferred Default, and (b) a dividend payable in shares of Series E-1 Convertible Preferred Stock.  The shares of Series E-1 Preferred Stock have all the same terms, preferences and characteristics as the Series E  Preferred Stock (including, without limitation, the right to receive cash dividends), except (i) Series E-1 Convertible Preferred Stock are mandatorily redeemable by the Company within thirty (30) days after written demand received from any holder at any time after the earlier of the occurrence of a Preferred Default or November 15, 2020, for a cash payment equal to the Liquidation Value (as defined in the Certificate of Designation for the Series E Preferred Stock) plus any accrued and unpaid dividends thereon, (ii) each share of Series E-1 Preferred Stock is initially convertible into 602 shares of the Company’s common stock, and (iii) Series E‑1 Convertible Preferred Stock may be cancelled and extinguished by the Company if all shares of Series E Preferred Stock are redeemed by the Company on or prior to October 31, 2020.

The foregoing description of the Series E Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Designation of Series E Convertible Preferred Stock, which is attached hereto as Exhibit 3.1.

Amendment to Warrant

On the Closing Date, in connection with the Jackson Omnibus (as defined below), the Company entered into Amendment No. 2 to the Amended and Restated Warrant Agreement (the “Warrant Amendment”) with Jackson.  The Warrant Amendment amended that certain Amended and Restated Warrant Agreement with Jackson, dated as of April 25, 2018, as amended by Amendment No. 1 dated as of August 27, 2018 (the “Warrant”), to reduce the exercise price of the Warrant from $3.50 per share to $1.66 per share and to extend the period within which the Warrant may be exercised from January 26, 2022 to January 26, 2024.

Limited Waiver

On November 12, 2018 pursuant to a letter agreement between the Company and Jackson, Jackson waived, on a one-time basis, the occurrence of a breach of financial covenant by the Company as of the fiscal quarter ended September 29, 2018, under that certain Amendment and Restated Note Purchase Agreement, dated as of September 15, 2017, as amended by that certain First Omnibus Amendment and Reaffirmation Agreement, dated as of August 27, 2018.

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Jackson Omnibus Agreement

On the Closing Date, the Company, as borrower, and certain domestic subsidiaries of the Company, as guarantors, entered into a Second Omnibus Amendment, Joinder and Reaffirmation Agreement with Jackson, as lender (the “Jackson Omnibus”), which among other things amended that certain Amendment and Restated Note Purchase Agreement, dated as of September 15, 2017, as amended by that certain First Omnibus Amendment and Reaffirmation Agreement, dated as of August 27, 2018, and  pursuant to which Jackson amended and restated that certain 12% Senior Secured Promissory Note due September 15, 2020, dated September 15, 2017, in the principal amount of $40,000,000 (the “Original Note”), to reflect the satisfaction and cancellation of principal indebtedness under the Original Note in an amount equal to the $13,000,000 Exchange Amount, and the addition of principal indebtedness equal to the Closing Fee described below, resulting in a new principal amount of $27,312,000 (the “Amended and Restated Note”).

The maturity date for the amounts due under the Amended and Restated Note is September 15, 2020.  The Amended and Restated Note will accrue interest at 12% per annum, due quarterly on January 1, April 1, July 1 and October 1 in each year, with the first such payment due on January 1, 2019. Interest on any overdue payment of principal or interest due under the Amended and Restated Note will accrue at a rate per annum that is 5% in excess of the rate of interest otherwise payable thereunder.

From the proceeds of the Amended and Restated Note, the Company paid a closing fee of $312,000 (the “Closing Fee”), and in connection with its entry into the Jackson Omnibus agreed to issue 300,000 shares of the Company’s common stock as a closing commitment fee to Jackson (the “Commitment Fee Shares”).  The Closing Fee was comprised of a $250,000 cash commitment fee, with the remainder used to reimburse Jackson’s out-of-pocket fees and expenses (including attorneys’ fees).

The Jackson Omnibus contains representations, warranties and indemnification obligations of the parties customary for transactions similar to those contemplated by the Jackson Omnibus.

The Jackson Omnibus also amended certain financial covenants applicable to the Company related to the Company’s total leverage ratio.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced in a Current Report on Form 8-K filed on April 9, 2018, on April 3, 2018, the Company received a letter from the Listing Qualifications staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is no longer in compliance with the minimum stockholders’ equity requirement for continued listing on The Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2,500,000 (the “Equity Requirement”). In response, the Company submitted a plan of compliance to the Staff, which was accepted, and the Company was granted until July 31, 2018 to regain compliance with the Equity Requirement.

As previously announced in a Current Report on Form 8-K filed on August 22, 2018, on August 15, 2018, the Staff issued a letter to the Company in which it indicated that, since the Company had not regained compliance with the Equity Requirement, its common shares would be subject to delisting on August 24, 2018, unless the Company timely requests a hearing before a Nasdaq Hearings Panel (the “Panel”).  As disclosed in that same Current Report on Form 8-K, on August 22, 2018, the Company requested a hearing before the Panel. The hearing request automatically stayed any suspension or delisting action pending the hearing and the expiration of any additional extension granted by the Panel.

As of the filing date of this Current Report on Form 8-K, the Company has over $2.5 million in stockholders’ equity because of the conversion of the Company’s indebtedness in an amount equal to the $13,000,000 Exchange Amount into 13,000 shares of Series E Preferred Stock (as disclosed in Item 1.01 above).

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 with respect to the issuance of an aggregate of 13,000 shares of Series E Preferred Stock and the information set forth under Item 2.03 above with respect to the issuance of an aggregate of 300,000 shares of the Company’s common stock to the Jackson pursuant to the Jackson Omnibus and the Amended and Restated Note are incorporated herein by reference. Such issuances were undertaken in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth under Item 1.01 above with respect to the Series E Preferred Stock and Series E-1 Preferred Stock is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth under Item 1.01 above with respect to the Series E Preferred Stock and Series E-1 Preferred Stock is incorporated herein by reference.

On November 15, 2018, the Company filed a certificate of correction to the Certificate of Designation of Series E Convertible Preferred Stock (the “Certificate of Correction”) with the Secretary of State of the State of Delaware to correct certain typographical errors.  Apart from the foregoing corrections of typographical errors, no changes were made the Certificate of Designation of Series E Convertible Preferred Stock.

The foregoing description of the Certificate of Correction is qualified in its entirety by reference to the full text of the Certificate of Correction, a copy of which is filed as Exhibit 3.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of Series E Convertible Preferred Stock, dated November 15, 2018
3.2	Certificate of Correction to Certificate of Designation of Series E Convertible Preferred Stock, dated November 15, 2018
10.1	Debt Exchange Agreement, dated November 15, 2018, by and between Staffing 360 Solutions, Inc. and Jackson Investment Group, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2018	STAFFING 360 SOLUTIONS, INC.

	By:	/s/ Brendan Flood
Brendan Flood
Chairman and Chief Executive Officer